EXHIBIT 99

PRESS RELEASE

Scripps reports first quarter results

For immediate release	(NYSE: SSP)
April 25, 2006

CINCINNATI – The E. W. Scripps Company today reported first quarter operating results, including strong revenue and segment profit growth at its national lifestyle television networks, local television stations and new interactive media businesses, Shopzilla and uSwitch.

First quarter income from continuing operations was $81.5 million, or 49 cents per share, compared with $72.9 million, or 44 cents per share, during the same period a year earlier. Earnings were affected, in part, by the expensing of employee stock options, which commenced on Jan. 1. The stock option expense reduced net income for the period by $5.3 million, or 3 cents per share.

During the first quarter, the company recognized a $2.1 million, or 1 cent per share, after-tax gain related to the formation of a publishing partnership in Eastern Colorado with MediaNews Group. Scripps contributed newspaper assets including the Daily Camera in Boulder, Colorado Daily and Bloomfield Enterprise for a 50 percent interest in the partnership. MediaNews Group also contributed newspapers and paid Scripps $20.4 million in cash for its 50 percent interest in the partnership.

The company’s Shop At Home subsidiary and former newspaper in Birmingham, Ala., are being treated as discontinued operations under generally accepted accounting principles. During the first quarter the company’s board of directors authorized management to pursue the sale of Shop At Home. Publication of the Birmingham newspaper ceased during the third quarter of 2005.

The company’s first quarter consolidated revenue from continuing operations grew 22 percent year-over-year to $590 million. On a pro forma basis, as if Scripps had owned Shopzilla and uSwitch since Jan. 1, 2005, first quarter operating revenue from continuing operations increased 16 percent. Total segment profit from continuing operations was up 17 percent to $179 million during the three-month period. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income.

The company’s consolidated first quarter results benefited from strong financial performance at its Scripps Networks division, which includes HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Scripps Networks segment profit was up 32 percent year-over-year to $107 million. Total revenue for the Scripps Networks division increased 17 percent to $238 million. Advertising revenue at Scripps Networks was up 17 percent to $187 million.

Strong year-over-year growth in local and national television advertising, driven in large part by the success the company had leveraging broadcasts of the Super Bowl on ABC and the Olympics on NBC, benefited the company’s network-affiliated television stations. First quarter segment profit at the Scripps television station group was up 38 percent to $22.5 million. Revenue from the company’s local television stations was up 16 percent from the prior year period to $83.8 million.

At the company’s interactive media division, which includes Shopzilla and uSwitch, first quarter segment profit reached $13.9 million on revenue of $58.6 million. Interactive media results include revenue and a contribution to segment profit from uSwitch for the two-week period after it was acquired by Scripps on March 16. At Shopzilla, revenue was $55.6 million, up 107 percent on a pro forma basis.

Excluding the Scripps newspapers that were contributed to the new Colorado partnership, total newspaper revenue increased 4.8 percent due to strength in online and classified advertising. Advertising revenue at newspapers managed solely by Scripps was up 6.5 percent to $148 million.

The contribution to segment profit from newspapers managed solely by Scripps, however, was down 8.4 percent because of continuing investments in online and print initiatives, primarily in the company’s growing Southwest Florida market; higher newsprint and employee costs, including the expensing of stock options; and a strategic decision by the company to increase newspaper sales staffs in selected, key markets.

Newspaper segment profit was negatively affected by a decrease in equity earnings from the company’s newspapers in Denver, Cincinnati and Albuquerque, which are published under joint operating agreements, also known in the industry as JOAs.

The decline in equity income from the company’s JOA newspapers is attributable to lower advertising sales in all three markets and higher, non-cash depreciation expenses that are related to a capital project to consolidate production facilities in Denver. Including the JOA newspapers and new Colorado partnership, newspaper segment profit was down 21 percent.

“The value of our long-term strategy at Scripps of investing in promising new growth businesses was evident once again in our quarterly financial results,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Growth at all of our national lifestyle television networks and an outstanding quarter at Shopzilla combined to drive up first quarter consolidated revenue, total segment profit and net income.

“A full 11 years after we created and launched HGTV, our Scripps Networks division continues to deliver double-digit revenue and segment profit growth,” Lowe said. “The strong financial performance at both HGTV and Food Network is directly attributable to their appeal to an ever growing number of media consumers. Solid schedules of informative and entertaining lifestyle programming resulted in ratings and viewership growth at both networks during the first quarter.

“The growth story at our new interactive media division continued to unfold during the first three months of the year,” Lowe said. “Shopzilla’s financial performance exceeded our expectations and we added a second promising online business with our acquisition of uSwitch. Shopzilla and uSwitch are both benefiting from growing consumer awareness and acceptance of the power, utility and ease of online search and comparison shopping.

“On a unique visitor basis, Shopzilla has emerged as America’s leading online comparison shopping service for millions of products from thousands of online merchants,” Lowe said. “In the United Kingdom, uSwitch is the destination of choice for a majority of consumers looking to switch to the best rates for essential home services such as electricity and gas, home telephone, digital television and more. We’re very encouraged by the potential for growth that we anticipate for both of these businesses.

“Our consolidated first quarter results also got a healthy boost from our broadcast television stations, which did an excellent job fully capitalizing on ABC’s broadcast of the Super Bowl and NBC’s coverage of the Winter Olypmics,” Lowe said. “The Super Bowl broadcast was especially beneficial because of our concentration of ABC affiliated stations in such top-40 markets as Detroit, Cleveland, Baltimore, Cincinnati, Phoenix and Tampa. Overall growth in local and national television advertising also contributed to an excellent quarter for our station group.

“Our newspapers are competing in a period of dramatic change for the industry,” Lowe said. “We’re aggressively reordering our operations, determined to deliver value for a long time to come. Newspaper revenue is now growing nicely and we believe the short-term growth in expenses will deliver a return on the investments we’re making.”

Here are first quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 17 percent to $187 million. Affiliate fee revenue was $48.3 million, up 15 percent.

Programming, marketing and other expenses increased 8.1 percent to $104 million. Employee costs were up 8.9 percent to $30.1 million.

Scripps Networks segment profit was $107 million, up 32 percent from $80.9 million in the prior year period.

HGTV contributed $78.2 million to segment profit, up 22 percent from the year-ago period. HGTV revenue grew 14 percent to $119 million. HGTV now reaches about 90 million domestic subscribers compared with 88 million at the end of the first quarter 2005.

Food Network contributed $55.8 million to segment profit, up 29 percent from the first quarter last year. Food Network revenue grew 19 percent to $93.9 million. Food Network reaches about 89 million domestic subscribers, up from 87 million at the end of the first quarter 2005.

DIY contributed $900,000 to segment profit compared with $1.3 million in the first quarter 2005. Revenue at DIY was $10.7 million compared with $9.4 million in 2005. DIY can be seen in about 36 million households, up from about 32 million a year ago. The decline in segment profit contribution from DIY can be attributed by the company’s decision to increase spending on consumer marketing in anticipation of the network becoming rated by Nielsen beginning in the fourth quarter 2006.

Fine Living contributed $1.1 million to segment profit compared with a segment loss of $684,000 in 2005. Fine Living revenue increased to $8.3 million from $6.0 million the previous year. Fine Living reaches about 37 million households vs. 26 million at this time a year ago.

Great American Country contributed $224,000 to segment profit during the quarter compared with a segment loss of about $1 million in the same period a year ago. Revenue at Great American Country was $4.7 million compared with $3.4 million in 2005. Great American Country can be seen in about 41 million homes compared with 37 million a year ago.

Newspapers

Contribution to segment profit from newspapers managed solely by Scripps declined 8.4 percent to $51.0 million. The decline is attributable to increased strategic spending on business development initiatives and higher newsprint and employee costs.

Excluding the company’s newspapers contributed to the new partnership in Colorado, revenue from newspapers managed solely by Scripps was $184 million. Advertising revenue from newspapers managed solely by Scripps increased 6.5 percent to $148 million.

Advertising revenue broken down by category was:

•	Local, up 0.9 percent to $40.9 million.

•	Classified, up 11 percent to $61.6 million.

•	National, down 5.1 percent to $9.7 million.

•	Preprint and other, including online, up 9.9 percent to $35.5 million.

Circulation revenue was $32.3 million, down 2.4 percent.

Newsprint expense increased 13 percent on a 14 percent increase in newsprint prices.

The company reported a segment loss of $1.0 million vs. a contribution to segment profit of $7.0 million a year earlier from its newspapers that are now published under joint operating agreements, or JOAs, and other partnerships.

The loss is attributable to a decline in equity income from its JOA newspapers in Denver, Cincinnati and Albuquerque. The decline in equity income is attributable to lower advertising sales in all three markets and higher depreciation expenses related to the capital project in Denver.

Total newspaper segment profit was $49.9 million, compared with $63.1 million in the prior year period.

Interactive Media

Interactive media revenue from the company’s online comparison shopping services, Shopzilla and uSwitch, was $58.6 million for the first quarter. Segment profit was $13.9 million.

Interactive media results include revenue and a contribution to segment profit from uSwitch for the two-week period after it was acquired by Scripps on March 16. The company acquired Shopzilla on June 27, 2005. At Shopzilla, pro forma revenue was $55.6 million, up 107 percent.

Broadcast Television

Broadcast television revenue increased 16 percent to $83.8 million.

Revenue broken down by category was:

•	Political, $1 million vs. no political advertising revenue for the period in 2005.

•	Local, up 19 percent to $53.4 million.

•	National, up 13 percent to $26.6 million.

Advertising revenue related to the Super Bowl and Olympics broadcasts was about $9 million.

Broadcast television cash expenses were $61.3 million, up 9.5 percent from the prior year period. The increase included the effects of expensing stock options.

Broadcast television segment profit increased 38 percent to $22.5 million from $16.3 million in the prior year period.

Licensing and Other Media

Revenue was $23.6 million compared with $25.8 million in the prior-year period.

Segment profit was $2.9 million compared with $4.9 million in the first quarter 2005.

Guidance

Employee costs for the balance of 2006 will include approximately $11 million, or 4 cents per share, related to the commencement of expensing stock options granted to employees.

The additional cost is reflected in the guidance provided below. All revenue, expense, segment profit and earnings per share guidance that follow, except as noted, are for the second quarter 2006.

Based on advance advertising sales, the company currently anticipates revenue for Scripps Networks will be up 15 to 18 percent year over year. Total Scripps Networks expenses are expected to increase about 15 percent as the company continues to build consumer awareness and expand distribution of its television and online lifestyle brands.

Total revenue will be up 3 to 5 percent at both the Company’s newspaper and broadcast television divisions. Newspaper and broadcast television expenses are expected to be up 5 to 7 percent at each division. The increase in broadcast television revenue could be higher depending on the timing of some political advertising. The guidance for newspapers excludes properties contributed to the Colorado partnership.

Interactive media is expected to generate segment profit of about $12 million.

Corporate expenses are expected to be about $14 million.

Depreciation and amortization are expected to be $34 million and interest expense is expected to be $15 million. For the full year, depreciation and amortization are expected to be $120 million and interest expense is expected to be about $57 million.

Earnings per share from continuing operations are expected to be between 58 cents and 62 cents, including dilution related to the acquisitions of Shopzilla and uSwitch of approximately 6 cents per share. Earnings per share from continuing operations during the second quarter of 2005 were 62 cents.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-800-762-4717 (U.S.) or 1-480-629-9025 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (first quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT April 25 until 11:59 p.m. EDT May 2. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 825054.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; and Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households and online through shopathometv.com.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS

COMPANY

RESULTS OF

OPERATIONS

(in thousands, except per share data)	Three months ended March 31,
	2006	2005	Fav(Unf)
Operating revenues	$589,729	$482,903	22.1%
Costs and expenses	(422,237)	(347,694)	(21.4)%
Depreciation and amortization of intangibles	(25,348)	(15,303)	(65.6)%
Gain on formation of Colorado newspaper partnership	3,535
Gains (losses) on disposal of PP&E	(96)	(49)	(95.9)%

Operating income	145,583	119,857	21.5%
Interest expense	(12,153)	(7,372)	(64.9)%
Equity in earnings of JOAs and other joint ventures	11,370	18,157	(37.4)%
Interest and dividend income	542	208
Miscellaneous, net	1,037	333

Income from continuing operations before income taxes and minority interests	146,379	131,183	11.6%
Provision for income taxes	50,548	46,916	(7.7)%

Income from continuing operations before minority interests	95,831	84,267	13.7%
Minority interests	14,349	11,335	(26.6)%

Income from continuing operations	81,482	72,932	11.7%

Income (loss) from discontinued operations, net of tax	(6,417)	(2,921)

Net income	$75,065	$70,011	7.2%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$0.49	$0.44	11.4%
Income (loss) from discontinued operations	(0.04)	(0.02)

Net income per diluted share of common stock	$0.45	$0.42	7.1%

Weighted average diluted shares outstanding	165,242	165,095

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

During the first quarter of 2006, the board of directors authorized management to pursue the sale of our Shop At Home business segment. The Shop At Home business segment is classified as held for sale in accordance with the provisions of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the third quarter of 2005, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News.

In accordance with the provisions of FAS 144 the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended March 31,
	2006	2005	Fav(Unf)
Operating revenues:
Shop At Home	$84,390	$102,144	(17.4)%
Birmingham-Post Herald		14

Total	$84,390	$102,158	(17.4)%

Share of earnings of JOA		$1,583

Income (loss) from discontinued operations, before tax:
Shop At Home	$(10,037)	$(5,400)	(85.9)%
Birmingham-Post Herald	(2)	949

Total	$(10,039)	$(4,451)

2. STOCK-BASED COMPENSATION COSTS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

Stock-based compensation costs

Beginning on January 1, 2006, we adopted the requirements of FAS 123R, “Share-Based Payments”, and began recording compensation expense on stock options granted to employees. Stock option expense, including the costs of immediately expensed options granted to retiree eligible employees, increased our costs and expenses $8.4 million in the first quarter of 2006. Net income was reduced by $5.3 million, $.03 per share. Based upon stock options issued through the first quarter, we expect stock option expense to increase our costs and expenses by approximately $11.0 million for the remainder of 2006.

Gain on formation of Colorado newspaper partnership

In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews also paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction. Net income was increased by $2.1 million, $.01 per share.

Denver newspaper production facilities

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense. The increased depreciation resulted in a $3.2 million decrease in our equity in earnings from JOAs in the first quarter of 2006. Net income was decreased by $2.0 million, $.01 per share. The increased depreciation is expected to decrease equity in earnings from JOAs approximately $3.0 million in each remaining quarter until the second quarter of 2007.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended March 31,
	2006	2005	Fav(Unf)
Segment operating revenues:
Scripps Networks	$237,602	$202,678	17.2%

Newspapers:
Newspapers managed solely by us	184,202	175,836	4.8%
JOAs and newspaper partnerships	48	50

Total	184,250	175,886	4.8%
Boulder prior to formation of Colorado newspaper partnership	2,189	6,336

Total newspapers	186,439	182,222	2.3%
Broadcast television	83,763	72,260	15.9%
Interactive media	58,643
Licensing and other media	23,604	25,820	(8.6)%
Corporate/intercompany	(322)	(77)

Total operating revenues	$589,729	$482,903	22.1%

Segment profit (loss):
Scripps Networks	$106,545	$80,941	31.6%

Newspapers:
Newspapers managed solely by us	50,984	55,646	(8.4)%
JOAs and newspaper partnerships	(959)	7,041

Total	50,025	62,687	(20.2)%
Boulder prior to formation of Colorado newspaper partnership	(125)	370

Total newspapers	49,900	63,057	(20.9)%
Broadcast television	22,487	16,279	38.1%
Interactive media	13,921
Licensing and other media	2,902	4,855	(40.2)%
Corporate	(16,893)	(11,766)	(43.6)%

Total segment profit	178,862	153,366	16.6%

Depreciation and amortization of intangibles	(25,348)	(15,303)	(65.6)%
Gain on formation of Colorado newspaper partnership	3,535
Gains (losses) on disposal of PP&E	(96)	(49)	(95.9)%
Interest expense	(12,153)	(7,372)	(64.9)%
Interest and dividend income	542	208
Miscellaneous, net	1,037	333

Income from continuing operations before income taxes and minority interests	$146,379	$131,183	11.6%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended March 31,
	2006	2005	Fav(Unf)
Depreciation:
Scripps Networks	$3,687	$3,222	(14.4)%

Newspapers:
Newspapers managed solely by us	5,078	4,865	(4.4)%
JOAs and newspaper partnerships	411	604	32.0%

Total newspapers	5,489	5,469	(0.4)%
Broadcast television	4,625	4,557	(1.5)%
Interactive media	2,942
Licensing and other media	168	219	23.3%
Corporate	343	540	36.5%

Total depreciation	$17,254	$14,007	(23.2)%

Amortization of intangibles:
Scripps Networks	$763	$834	8.5%

Newspapers:
Newspapers managed solely by us	97	85	(14.1)%
JOAs and newspaper partnerships	21	87	75.9%

Total newspapers	118	172	31.4%
Broadcast television	278	290	4.1%
Interactive media	6,935

Total amortization of intangibles	$8,094	$1,296

Gains (losses) on disposal of PP&E:
Scripps Networks	$(85)	$(21)

Newspapers:
Newspapers managed solely by us	4	(14)
JOAs and newspaper partnerships		1

Total newspapers	4	(13)
Broadcast television	(15)	1
Corporate		(16)

Gains (losses) on disposal of PP&E	$(96)	$(49)	(95.9)%

Interest and dividend income:
Scripps Networks		$1

Newspapers:
Newspapers managed solely by us	$98	62	58.1%
JOAs and newspaper partnerships	4	3

Total newspapers	102	65	56.9%
Broadcast television	1
Interactive media	6
Licensing and other media	214	5
Corporate	219	137

Total interest and dividend income	$542	$208

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnership are reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

Information related to the operating results of our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended March 31,
	2006	2005	Fav(Unf)
Equity in earnings of JOAs and newspaper partnerships:
Denver	$1,172	$7,925	(85.2)%
Cincinnati	4,397	5,354	(17.9)%
Albuquerque	2,496	2,709	(7.9)%
Colorado	175
Other newspaper partnerships and joint ventures	(34)

Total equity in earnings of JOAs and newspaper partnerships	8,206	15,988	(48.7)%
Operating revenues of JOAs and newspaper partnerships	48	50

Total	$8,254	$16,038	(48.5)%

Contribution to segment profit:
Denver	$(5,006)	$2,087
Cincinnati	2,442	3,350	(27.1)%
Albuquerque	1,464	1,604	(8.7)%
Colorado	175
Other newspaper partnerships and joint ventures	(34)

Total contribution to segment profit	$(959)	$7,041

Additional depreciation incurred by the Denver Newspaper Agency reduced equity in earnings of JOAs by $3.2 million in the first quarter of 2006. (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 20 million households across the United States. Scripps Networks also includes our on-line channels, HGTVPro.com and HGTVKitchenDesign.Com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network. The costs of shared facilities and services are not allocated to individual networks for segment reporting purposes.

Financial information for Scripps Networks is as follows:

(in thousands)	Three months ended March 31,
	2006	2005	Fav(Unf)
HGTV:
Operating revenues	$118,655	$104,418	13.6%
Direct segment operating expenses	(41,137)	(40,870)	(0.7)%
Equity in earnings of joint ventures	697	599	16.4%

Contribution to segment profit	$78,215	$64,147	21.9%

Food Network:
Operating revenues	$93,874	$79,069	18.7%
Direct segment operating expenses	(38,444)	(36,026)	(6.7)%
Equity in earnings of joint ventures	325	234	38.9%

Contribution to segment profit	$55,755	$43,277	28.8%

DIY:
Operating revenues	$10,725	$9,426	13.8%
Direct segment operating expenses	(9,821)	(8,079)	(21.6)%

Contribution to segment profit	$904	$1,347	(32.9)%

Fine Living:
Operating revenues	$8,321	$5,967	39.5%
Direct segment operating expenses	(7,316)	(6,600)	(10.8)%
Equity in earnings (losses) of joint ventures	47	(51)

Contribution to segment profit	$1,052	$(684)

Great American Country:
Operating revenues	$4,729	$3,381	39.9%
Direct segment operating expenses	(4,505)	(4,296)	(4.9)%

Contribution to segment profit	$224	$(915)

Unallocated costs and other	$(29,605)	$(26,231)	(12.9)%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: March	The E.W. Scripps Company
Report date: April 25, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	March			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$72.8	$62.7	16.1%	$186.8	$159.5	17.1%
Affiliate fees, net	15.7	15.2	3.5%	48.3	42.0	15.0%
Other	1.2	0.4	176.3%	2.5	1.2	106.0%

Scripps Networks	$89.7	$78.3	14.5%	$237.6	$202.7	17.2%

Subscribers (1)
HGTV				89.6	88.2	1.6%
Food Network				89.1	87.0	2.4%
Great American Country				40.9	37.4	9.4%

NEWSPAPERS (2)
Operating Revenues
Local	$14.4	$14.5	(0.1)%	$40.9	$40.6	0.9%
Classified	21.6	19.0	13.8%	61.6	55.6	10.7%
National	3.4	3.5	(3.5)%	9.7	10.2	(5.1)%
Preprints, online and other	12.6	11.6	9.3%	35.5	32.3	9.9%

Newspaper advertising	52.1	48.5	7.3%	147.7	138.7	6.5%
Circulation	10.9	11.1	(2.2)%	32.3	33.1	(2.4)%
Other	1.8	1.6	9.6%	4.2	4.0	4.7%

Newspapers managed solely by us	$64.7	$61.3	5.6%	$184.2	$175.8	4.8%

Ad inches (excluding JOAs) (in thousands)
Local	482	503	(4.2)%	1,370	1,389	(1.4)%
Classified	863	754	14.5%	2,408	2,176	10.6%
National	88	102	(13.9)%	257	280	(8.0)%

Full run ROP	1,433	1,359	5.4%	4,035	3,845	5.0%

BROADCAST TELEVISION
Operating Revenues
Local	$18.0	$16.8	7.3%	$53.4	$45.0	18.9%
National	9.7	8.7	11.6%	26.6	23.5	13.4%
Political	0.4	0.0		1.0	0.0
Other	1.3	1.7	(24.8)%	2.7	3.8	(27.9)%

Broadcast Television	$29.4	$27.2	8.0%	$83.8	$72.3	15.9%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.